EXHIBIT 12.1



                     The Coca-Cola Company and Subsidiaries
               Computation of Ratios of Earnings to Fixed Charges

                          (IN MILLIONS EXCEPT RATIOS)



                                                           Year Ended December 31,
                                              ------------------------------------------------
                                              2002      2001      2000      1999      1998
                                              ------------------------------------------------

Earnings:

 Income from continuing operations
   before income taxes and changes
   in accounting principles                   $ 5,499   $ 5,670   $ 3,399   $ 3,819   $ 5,198


 Fixed charges                                    236       327       489       386       320

 Less: Capitalized interest, net                   (1)       (8)      (11)      (18)      (17)

      Equity income, net of dividends            (256)      (54)      380       292        31
                                              ------------------------------------------------

   Adjusted earnings                          $ 5,478   $ 5,935   $ 4,257   $ 4,479   $ 5,532
                                              ================================================

Fixed charges:

 Gross interest incurred                      $   200   $   297   $   458   $   355   $   294

 Interest portion of rent expense                  36        30        31        31        26
                                              ------------------------------------------------

   Total fixed charges                        $   236   $   327   $   489   $   386   $   320
                                              ================================================

   Ratios of earnings to fixed charges           23.2      18.1       8.7      11.6      17.3
                                              ================================================



The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $494 million. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.
